Exhibit 10(i)a
AMENDMENT OF CREDIT AGREEMENT
     THIS AMENDMENT OF CREDIT AGREEMENT (this “Amendment”), dated as of January 3, 2006 is by and between BASIC EARTH SCIENCE SYSTEMS, INC. (“BESSI”), and AMERICAN NATIONAL BANK, a national banking association (“ANB”), f/k/a THE BANK OF CHERRY CREEK, N.A. (“BOCC”).
RECITALS
A.	BESSI and BOCC entered into an Amended and Restated Letter Agreement dated March 4, 2002 and an Amendment of Credit Agreement dated August 1, 2004 (the “Credit Agreement”), setting forth the terms upon which ANB would make advances to BESSI and by which such advances would be governed and repaid. Capitalized terms used herein but not defined herein shall have the same meanings as set forth in the Credit Agreement.

B.	BESSI and ANB desire that this Amendment be executed and delivered in order to amend certain terms and provisions of the Credit Agreement.
AGREEMENT
NOW, THEREFORE, in consideration of $10.00 and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1.	Credit Agreement. The Credit Agreement shall be, and hereby is, amended as follows as of the date hereof:
a)	The following shall be substituted for the paragraph entitled (“Commitment Amount” on page 2 of the Credit Agreement:
The lesser of $20,000,000 or the Borrowing Base as determined from time to time as described herein and which is $4,000,000 as of the date of this agreement.
b)	The Maturity Date and the end of the Revolving Period shall be extended to December 31, 2007.

c)	The following shall be substituted for the paragraph entitled “Interest Rate” on page 2 of the Credit Agreement:

Interest on the outstanding principal balance of the Loan shall accrue at an annual rate equal to the fluctuating Prime Rate (as defined in the Note) plus one quarter of one percentage point (1/4%), the sum of the foregoing being equal to seven and one-half percent per annum (7 1/2%) as of January 3, 2006. After the occurrence of an Event of Default, interest on the Loan shall accrue at a rate equal to the Prime Rate at the time of the default plus five percentage points per annum. Borrower shall pay interest monthly the last day of each calendar month, and on the Maturity Date.
d)	The following shall be substituted for the paragraph entitled “Facility Fee” on page 3 of the Credit Agreement:
Borrower agrees to pay ANB a facility fee of $15,000 (fifteen thousand dollars), due and payable upon the execution of the January 3, 2006 amendment hereto. In addition, Borrower agrees to pay ANB future facility fees in the amount of one-half of one percent (1/2%) of any increase in the Borrowing Base above $4,000,000. In addition, Borrower agrees to pay to ANB an Unused Commitment Fee equal to one-half of one percent (1/2%)per annum on the difference between the Commitment Amount and the average amount outstanding, payable quarterly in arrears.
2.	The Amended Note. The Amended Note shall be amended to reflect a face amount of $20,000,000, such amendment to be affected by an Allonge (the “Allonge”), between Borrower and ANB, to be attached to the Amended Note and to be substantially in the form of Exhibit A attached hereto and made a part hereof.

3.	Loan Documents. All references in any document to the Credit Agreement shall be deemed to refer to the Credit Agreement, as amended pursuant to this Amendment. All references in any document to the Amended Note shall be deemed to refer to the Amended Note, as amended pursuant to the Allonge.

4.	Conditions Precedent. The obligations of the parties under this Amendment are subject, at the option of ANB, to the prior satisfaction of the condition that BESSI shall have delivered to ANB the following (all documents to be satisfactory in form and substance to ANB and, if appropriate, duly executed and/or acknowledged on behalf of the parties other than ANB):
a)	This Amendment

b)	The Allonge

c)	Any and all other loan documents required by ANB, including without limitation amended and restated Security Documents covering all oil and gas properties owned by BESSI in the states of North Dakota, Montana, Colorado, Texas and Wyoming.
5.	Certification by BESSI. BESSI hereby certifies to ANB that as of the date of this Amendment: (a) all of BESSI’s representations and warranties contained in the Credit Agreement are true, accurate and complete in all material respects, (b) BESSI has performed and complied with all agreements and conditions required to be performed or complied with by it under the Credit Agreement and/or any Loan Document on or prior to this date, and (c) neither any Event of Default nor any other event or condition which, with the giving of notice, the lapse of time, or both, would constitute an Event of Default has occurred under the Credit Agreement.

6.	Continuation of the Credit Agreement. Except as specified in this Amendment or the Allonge, the provisions of the Credit Agreement and the Amended Note shall remain in full force and effect, and if there is a conflict between the terms of this Amendment or the Allonge and those of the Credit Agreement, the Amended Note or any other document executed and delivered in connection therewith, the terms of this Amendment and the Allonge shall control.

7.	Expenses. BESSI shall pay all expenses incurred in connection with the transactions contemplated by this Amendment, including without limitation all fees and expenses of the attorney for ANB and any and all filing and recording fees.

8.	Miscellaneous. This Amendment shall be governed by and construed under the laws of the State of Colorado and shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

EXECUTED as of the date first above written.

BASIC EARTH SCIENCE SYSTEMS, INC.

By:

Ray Singleton President

By:

David Flake Chief Financial Officer

AMERICAN NATIONAL BANK

By:

Gary W. Vick Vice President

EXHIBIT A
ALLONGE
          Reference is made to an Amended Promissory Note dated March 4, 2002 (the “Note”), in the face amount of $1,000,000, made by BASIC EARTH SCIENCE SYSTEMS, INC. (“Borrower”), payable to the order of AMERICAN NATIONAL BANK (“ANB”).
          The Note is hereby modified as follows, effective as of the date hereof:
1.	In the caption of the Note and in line 3 of the first paragraph on page 1 of the Note, “$1,000,000” shall be changed to “$20,000,000”.

2.	In lines 2 and 3 of the fifth paragraph on page 1 of the Note, “two percentage points” shall be changed to “one-quarter of one percentage point”.
          EXECUTED as of January 3, 2006.

BASIC EARTH SCIENCE SYSTEMS, INC.

By:

Ray Singleton President

By:

David Flake Chief Financial Officer

AMERICAN NATIONAL BANK

By:

Gary W. Vick Vice President